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EXHIBIT  11

                            THE GYMBOREE CORPORATION

                       COMPUTATION OF NET INCOME PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                               13 WEEKS ENDED
                                         --------------------------
                                         MAY 2, 1998    MAY 3, 1997
                                         -----------    -----------
NET INCOME                                 $4,148         $ 8,599
                                           =======        =======

WEIGHTED AVERAGE SHARES OUTSTANDING
  DURING THE PERIOD:

COMMON STOCK                                24,110         24,987

ADD INCREMENTAL SHARES FROM ASSUMED
  EXERCISE OF STOCK OPTIONS                    127            527
                                           -------        -------

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING             24,237         25,514
                                           =======        =======

FULLY DILUTED NET INCOME PER SHARE         $  0.17        $  0.34
                                           =======        =======

BASIC NET INCOME PER SHARE                 $  0.17        $  0.34
                                           =======        =======





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